Exhibit 23.7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Eagle Rock Energy Partners, L.P., of our report dated October 8, 2007, relating to the combined financial statements of Escambia Asset Co. LLC and Escambia Operating Co. LLC as of March 31, 2007 and December 31, 2006 and for the three-month period ended March 31, 2007 and the period from inception (May 5, 2006) through December 31, 2006, appearing in the Form 8-K/A, dated October 11, 2007, and incorporated by reference into the Registration Statement. Our opinion included an explanatory paragraph regarding the correction of errors.
We also consent to the reference to us under the heading “Experts” with respect to the report referred to above in the Prospectus, which is part of such Registration Statement.
/s/ BDO SEIDMAN, LLP
Houston, Texas
November 6, 2007